Filed Pursuant To Rule 433

Registration No. 333-209926

March 29, 2016

SPDR® ETF Options Report

March 10, 2016

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)	Options Available
SPY	SPDR S&P500 ETF Trust	124,418,240	2,592,855	1,022,771	1,570,084	6,450,585	13,130,130	Y
XLF	Financial Select Sector SPDR Fund	69,705,944	145,801	68,471	77,330	1,364,233	2,106,243	Y
XLE	Energy Select Sector SPDR Fund	27,461,370	56,791	32,282	24,510	491,953	487,735	Y
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	26,817,608	87,171	33,408	53,763	491,608	604,775	Y
XLU	Utilities Select Sector SPDR Fund	19,728,770	31,767	12,583	19,183	248,637	334,342	Y
GLD®	SPDR Gold Shares	14,757,834	264,643	181,415	83,227	2,918,489	1,243,365	Y
JNK	SPDR Barclays High Yield Bond ETF	14,705,466	4,338	3,115	1,223	69,408	101,403	Y
XLP	Consumer Staples Select Sector SPDR Fund	14,025,267	11,316	2,773	8,543	71,915	210,991	Y
XLI	Industrial Select Sector SPDR Fund	12,710,440	24,470	16,309	8,161	131,060	212,427	Y
XLV	Health Care Select Sector SPDR Fund	11,607,443	7,755	3,202	4,553	86,078	156,775	Y
XLK	Technology Select Sector SPDR Fund	11,413,781	5,247	2,351	2,896	95,055	68,148	Y
XLY	Consumer Discretionary Select Sector SPDR Fund	8,577,050	18,449	4,483	13,966	200,665	401,107	Y
XLB	Materials Select Sector SPDR Fund	8,007,312	5,298	2,612	2,686	77,181	173,934	Y
KRE	SPDR S&P Regional Banking ETF	7,124,755	13,784	6,857	6,927	116,629	197,905	Y
XBI	SPDR S&P Biotech ETF	6,482,922	17,896	7,729	10,167	151,358	317,847	Y
XME	SPDR S&P Metals & Mining ETF	5,883,928	26,768	14,993	11,775	115,672	198,474	Y
DIA	SPDR Dow Jones Industrial Average ETF Trust	5,209,616	40,349	20,592	19,757	354,284	291,210	Y
XRT	SPDR S&P Retail ETF	4,453,950	20,474	3,254	17,219	74,723	243,739	Y
KBE	SPDR S&P Bank ETF	4,418,127	2,256	651	1,605	20,619	36,418	Y
FEZ	SPDR EURO STOXX 50 ETF	3,824,068	6,412	3,026	3,387	74,457	74,249	Y
XHB	SPDR S&P Homebuilders ETF	3,347,337	2,382	1,041	1,342	49,764	42,828	Y
SJNK	SPDR Barclays Short Term High Yield Bond ETF	1,712,092	10	7	3	447	492	Y
MDY	SPDR S&P MidCap 400 ETF Trust	1,670,800	2,981	2,398	583	52,508	30,312	Y
CWB	SPDR Barclays Convertible Securities ETF	957,734	9	5	5	174	930	Y
XES	SPDR S&P Oil & Gas Equipment & Services ETF	754,593	30	17	14	560	1,170	Y
SDY	SPDR S&P Dividend ETF	716,085	188	167	21	5,575	1,852	Y
RWX	SPDR Dow Jones International Real Estate ETF	526,214	—	5	—	103	—	Y

Source: Bloomberg.

STATE STREET
GLOBAL ADVISORS.
SPDR

SPDR® ETF Options Report Ticker Name 20 Day Average ETF Volume 20 Day Average Total Option Volume 20 Day Average Call Option Volume 20 Day Average Put Option Volume Total Open Interest (Call) Total Open Interest (Put) Options Available RWR SPDR Dow Jones REIT ETF 368,085 340 7 333 381 6,862 Y XPH SPDR S&P Pharmaceuticals ETF 192,034 34 26 7 413 160 Y BWX SPDR Barclays International Treasury Bond ETF 191,524 15 12 2 233 15 Y EDIV SPDR S&P Emerging Markets Dividend ETF 151,522 1 1 0 41 11 Y DWX SPDR S&P International Dividend ETF 139,615 13 3 9 337 251 Y XSD SPDR S&P Semiconductor ETF 136,622 0 0 — 22 — Y EWX SPDR S&P Emerging Markets SmallCap ETF 113,969 15 9 6 124 205 Y KCE SPDR S&P Capital Markets ETF 110,033 3 1 1 170 30 Y GNR SPDR S&P Global Natural Resources ETF 99,619 10 5 5 97 135 Y GWX SPDR S&P International Small Cap ETF 95,017 — — 1 — 40 Y GXC SPDR S&P China ETF 84,271 8 4 3 5,235 59 Y KIE SPDR S&P Insurance ETF 82,895 16 13 3 444 107 Y HYMB SPDR Nuveen S&P High Yield Municipal Bond ETF 82,446 — — 4 — 91 Y EBND SPDR Barclays Emerging Markets Local Bond ETF 11,989 — — — 1 30 Y XLFS Financial Services Select Sector SPDR Fund 6,297 0 — 0 24 2 Y DGT SPDR Global Dow ETF 6,275 — — — — 21 Y Source: Bloomberg. State Street Global Advisors 2

SPDR® ETF Options Report ssga.com | spdrs.com | spdrgoldshares.com For investment professional use only. Not for use with the public. State Street Global Advisors, One Lincoln Street, Boston, MA 02111-2900. T: +1 617 664 7727. Important Risk Information This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed. ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs net asset value. Brokerage commissions and ETF expenses will reduce returns. Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies. Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market. Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole. Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Trust The SPDR Gold Trust (“GLD®”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. The GLD prospectus is available here The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index. Distributor: State Street Global Markets, LLC, member FINRA, SIPC, a wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State Street Global Markets, LLC. State Street Global Markets, LLC is the distributor for all registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management as the sub-advisor. Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully. Not FDIC Insured • No Bank Guarantee • May Lose Value State Street Global Advisors © 2016 State Street Corporation. All Rights Reserved. ID6211-IBG-18663 0316 Exp. Date: 04/20/2016 SPD001078

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.